UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 2, 2009

URANIUM STAR CORP.
(Exact Name of Small Business Issuer as Specified in Charter)

Minnesota (State or Other Jurisdiction of Incorporation)	000-51151 (Commission File Number)	20-0803515 (IRS Employer Identification No.)

520 – 141 Adelaide St. W., Toronto, Ontario, Canada (Address of Principal Executive Offices )	M5H 3L5 (Zip Code)

Small Business Issuer’s telephone number, including area code:   (416) 364-4986

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the small business issuer under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 2, 2009, Mr. Hadyn R. Butler resigned as a member of the Board of Directors of the Company. Mr. Butler had no disagreements with the Company on any matter of accounting principles or practices or financial statement disclosures.

On January 23, 2009, Mr. Elgin Wolfe resigned as a member of the Board of Directors of the Company. Mr. Wolfe had no disagreements with the Company on any matter of accounting principles or practices or financial statement disclosures.

On January 23, 2009, the Board of Directors appointed John Sanderson Q.C. and Quentin Yarie as members of the Board of Directors to serve until the next annual meeting of the Corporation’s shareholders or his respective earlier death, resignation or removal from office.

John Sanderson’s biography is below

John Sanderson is a mediator, arbitrator, consultant and lawyer called to the Bar in Ontario and British Columbia. Mr. Sanderson is the author of a book on arbitrations entitled "Labour Arbitrations and All That," as well as a book on collective bargaining, entitled "The Art of Collective Bargaining." He is co-author of a leading book on Alternative Dispute Resolution, published by Carswell, entitled "Innovative Dispute Resolution: The Alternative".

Quentin Yarie’s biography is below:

Quentin Yarie, from October, 2007 through the present, has been the Business Development Officer of Geotech Limited, an Ontario corporation. From September 2004 through October, 2007, Mr. Yarie was Senior Representative of Sales & Business Development for Aeroquest Limited, an Ontario corporation. From February, 2000 through September, 2004, Mr. Yarie was a Technical Sales Representative for Geonics Limited, an Ontario corporation. Mr. Yarie education consists of SIAST, Saskatchewan, in Business Administration.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

None.

SIGNATURES

In accordance with the requirements of the Securities and Exchange Act of 1934, the small business issuer has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

URANIUM STAR CORP.

(Small business issuer)

Date: January 30, 2009

  /s/ Richard E. Schler

Richard E. Schler

President and Chief Executive Officer